Exhibit 99.1

STONE ENERGY CORPORATION

Announces Amethyst Operational Update

LAFAYETTE, LA. December 5, 2016

Stone Energy Corporation (NYSE: SGY) (“Stone”) today announced an operational update on its Amethyst well.

As previously reported, production from Stone’s Amethyst well (the “Well”) was shut in during late April 2016 to allow for a technical evaluation. During the first week of November, we initiated acid stimulation work and intermittently flowed the Well during the month of November at a rate of 10 – 15 million cubic feet of gas per day, while observing and evaluating the Well’s performance. On November 30, 2016, we performed a routine shut in of the Well to record pressures and determined that pressure communication exists between the production tubing and production casing strings, resulting from a suspected tubing leak.

We are currently diagnosing the pressure information in an attempt to determine the most likely failure points and expect to have a better understanding within one to two weeks. We have communicated our findings to date with the Bureau of Safety and Environmental Enforcement (“BSEE”) and will be working with BSEE in determining our next steps. We will evaluate our options to restore production from the Well, and all potential impacts on our estimated proved oil and gas reserves, which we anticipate will continue for at least several months. The estimated proved reserves associated with the Amethyst well at year-end 2015 were approximately 79 billion cubic feet of gas equivalent. We can provide no assurance that we will be able to restore the Well’s production to previous levels, or at all. We also cannot ensure that a replacement or sidetrack well would be economic, or that we would have sufficient liquidity if significant capital is needed to restore the Well’s production.

Forward Looking Statements

Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, including risks relating to our bank credit facility; the ability to confirm and consummate our previously announced intention to pursue a chapter 11 bankruptcy filing under a pre-packaged plan of reorganization (the “Plan”); risks attendant to the bankruptcy process, including the effects thereof on Stone’s business and on the interests of various constituents, the length of time that we might be required to operate in bankruptcy and the continued availability of operating capital during the pendency of such proceedings; risks associated with third party motions in any bankruptcy case, which may interfere with the ability to confirm and consummate a plan of reorganization in accordance with the terms of the Plan; potential adverse effects on our liquidity or results of operations; increased costs to execute the reorganization in accordance with the terms of the Plan; effects on the market price of Stone’s common stock and on our ability to access the capital markets; political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico and Appalachia; and the risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the Securities and Exchange Commission. For a more detailed discussion of risk factors, please see Part I, Item 1A, “Risk Factors” of Stone’s most recent Annual Report on Form 10-K and Part II, Item 1A of Stone’s Quarterly Reports on Form 10-Q for

the periods ended March 31, 2016, June 30, 2016 and September 30, 2016, respectively. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in the forward-looking statements.

Stone is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Stone is engaged in the acquisition, exploration, development and production of properties in the Gulf of Mexico and Appalachian basins. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com